Consent of Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Hanover Bancorp, Inc. of our report dated January 26, 1996 included in the 1995 Annual Report to Shareholders of Hanover Bancorp, Inc.

We also consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 33-7084) and Form S-8 (Nos. 33-73472; 33-73470; and 33-73796) of Hanover Bancorp, Inc. of our report dated January 26, 1996, with respect to the consolidated financial statements of Hanover Bancorp, Inc. incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 1995.


                                       /S/ Ernst & Young LLP


Harrisburg, Pennsylvania
March 8, 1996